     THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. THE CONFIDENTIAL INFORMATION ON PAGES 48 AND 50 HAVE BEEN REPLACED WITH ASTERISKS.


                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

                                  by and among

             E.C. Addison and The Addison Structural Services, Inc.

                     Leveraged Employee Stock Ownership Plan

                                  as "Sellers,"

                              Schuff Steel Company

                                   as "Buyer,"

                                       and

                        Addison Structural Services, Inc.

                                as the "Company"

                               as of May 12, 1998

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I   DEFINITIONS.....................................................   1
1.1      Defined Terms. ....................................................   1
1.2      Other Defined Terms................................................   5

ARTICLE II   SALE AND TRANSFER OF SHARES....................................   7
2.1      Transfer of Shares. ...............................................   7
2.2      Purchase Price.....................................................   7
2.3      Holdback Note and Escrows..........................................   8
2.4      Purchase Price Adjustments.........................................   9
2.5      Transfer Taxes and Fees............................................  11

ARTICLE III   CLOSING.......................................................  11
3.1      Closing. ..........................................................  11
3.2      Conveyances at Closing.............................................  12

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF
                  SELLERS AND THE COMPANY...................................  13
4.1      Organization of the Company. ......................................  13
4.2      Subsidiaries.  ....................................................  13
4.3      Authorization......................................................  14
4.4      No Violation; Consents.............................................  14
4.5      Capitalization.....................................................  15
4.6      Financial Statements. .............................................  15
4.7      No Change in the Assets............................................  16
4.8      Liabilities........................................................  16
4.9      Assets; Absence of Encumbrances....................................  17
4.10     Real Property......................................................  17
4.11     Receivables........................................................  18
4.12     Inventory and Equipment. ..........................................  19
4.13     Contracts and Commitments..........................................  19
4.14     Books and Records..................................................  20
4.15     Litigation. .......................................................  20
4.16     Labor Matters. ....................................................  21
4.17     Compliance with Law. ..............................................  21

                           TABLE OF CONTENTS CONTINUED

                                                                            PAGE

4.18     No Brokers. .......................................................  21
4.19     No Other Agreements to Sell the Company. ..........................  22
4.20     Proprietary Rights.................................................  22
4.21     Tax Matters........................................................  23
4.22     Employees and Employee Benefits....................................  25
4.23     ERISA Representations..............................................  27
4.24     Compliance With Environmental Laws.................................  29
4.25     Insurance..........................................................  33
4.26     Affiliate Transactions.............................................  34
4.27     Disclosure.........................................................  34
4.28     Confidential Memorandum............................................  34

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF BUYER.........................  35
5.1      Representations and Warranties of Buyer. ..........................  35

ARTICLE VI   GENERAL COVENANTS OF BUYER, THE COMPANY AND SELLERS............  36
6.1      Further Assurances.................................................  36
6.2      ESOP. .............................................................  36
6.3      Environmental Assessments and Remediation..........................  36

ARTICLE VII   CONDUCT OF COMPANY AND BUYER PENDING THE CLOSING..............  37
7.1      Company and Seller Covenants.......................................  37
7.2      Certain Closing Covenants..........................................  39
7.3      No Negotiations....................................................  39
7.4      Public Announcements...............................................  39
7.5      Confidentiality....................................................  40

ARTICLE VIII   CONDITIONS TO SELLERS' OBLIGATIONS...........................  40
8.1      Representations, Warranties and Covenants..........................  40
8.2      No Proceedings, Litigation or Laws.................................  40
8.3      Certificates.......................................................  40
8.4      Ancillary Agreements. .............................................  40
8.5      Opinion Letter of Buyer's Attorneys.  .............................  41
8.6      Buyer Corporate Documents..........................................  41

                           TABLE OF CONTENTS CONTINUED

                                                                            PAGE

8.7      Environmental Agreement............................................  42

ARTICLE IX   CONDITIONS TO BUYER'S OBLIGATIONS..............................  42
9.1      Representations, Warranties and Covenants..........................  42
9.2      Consents. .........................................................  42
9.3      No Proceedings or Litigation.......................................  42
9.4      Opinions of Counsel................................................  42
9.5      Certificates. .....................................................  44
9.6      Ancillary Agreements. .............................................  45
9.7      Release of Encumbrances............................................  45
9.8      No Material Changes. ..............................................  45
9.9      Corporate/Fiduciary Documents. ....................................  45
9.10     Environmental Agreement............................................  45
9.11     Financing. ........................................................  45
9.12     Financial Statement Deliveries.....................................  45
9.13     Chris-Mar, Inc.....................................................  45
9.14     Mahdavi Option.....................................................  46
9.15     Affiliate Loans....................................................  46
9.16     Affiliate Transactions.............................................  46
9.17     Resignations.......................................................  46
9.18     Repayment of Indebtedness..........................................  46
9.19     Real Property......................................................  46
9.20     Spousal Release....................................................  46
9.21     Escrow.............................................................  46
9.22     Sale of Non-Business Assets........................................  46

ARTICLE X   RISK OF LOSS; CONSENTS TO ASSIGNMENT............................  47
10.1     Risk of Loss.......................................................  47

ARTICLE XI   REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION................  47
11.1     Survival of Representations, Etc. .................................  47
11.2     Indemnification....................................................  48

                           TABLE OF CONTENTS CONTINUED

                                                                            PAGE

ARTICLE XII   ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING................  50
12.1     Automobiles........................................................  50
12.2     Pinewood Plantation................................................  50

ARTICLE XIII   MISCELLANEOUS................................................  51
13.1     Termination........................................................  51
13.2     In the Event of Termination........................................  52
13.3     Cooperation and Records Retention..................................  52
13.4     Assignment. .......................................................  52
13.5     Notices. ..........................................................  52
13.6     Choice of Law. ....................................................  54
13.7     Entire Agreement; Amendments and Waivers...........................  54
13.8     Multiple Counterparts. ............................................  54
13.9     Expenses. .........................................................  55
13.10    Invalidity. .......................................................  55
13.11    Titles. ...........................................................  55
13.12    Cumulative Remedies................................................  55
13.13    Arbitration.  .....................................................  55

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is entered into as of May 12, 1998 (the "Agreement") by and among Schuff Steel Company, a Delaware corporation ("Buyer"), E. C. Addison and The Addison Structural Services, Inc. Leveraged Employee Stock Ownership Plan (each a "Seller" and collectively, the "Sellers") and Addison Structural Services, Inc., a Florida corporation (the "Company").

                                    RECITALS

         A. The Company is engaged in the businesses of steel fabrication and joist manufacturing.

         B. Sellers own of record and beneficially all of the issued and outstanding shares of capital stock of the Company (the "Shares").

         C. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares upon the terms and subject to the conditions of this Agreement, whereupon Buyer will own all of the capital stock in the Company. As a result of such purchase, Buyer will acquire indirect ownership of the assets of the Company held by it at the Closing Date, including all of the Company's operating subsidiaries, Addison Steel, Inc. and Quincy Joist Company (each a "Subsidiary" and collectively the "Subsidiaries").

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  1.1.1    "Mr. Addison" shall mean E. C. Addison.

                  1.1.2 "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control," when used with respect to a specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  1.1.3 "Agreement" shall have the meaning specified in the first paragraph of this Agreement and shall include the Environmental Agreement.

                  1.1.4 "Ancillary Agreements" shall mean the Employment and Noncompetition Agreements of Glen Davis, Sam Mahdavi and Mike Phagans in the forms of Exhibits A, B and C hereto, the Consulting and Noncompetition Agreement of Mr. Addison in the form of Exhibit D hereto, the ESOP Escrow Agreement in substantially the form of Exhibit E hereto, and the Environmental Escrow Agreement in substantially the form of Exhibit F hereto.

                  1.1.5 "Bullard Note" shall mean the Note in favor of the Company relating to the sale of 2502 Redwood Ct., Unit 2, Albany, Georgia.

                  1.1.6 "Buyer" shall have the meaning specified in the first paragraph of this Agreement.

                  1.1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  1.1.8 "Commission" shall mean the Securities and Exchange Commission.

                  1.1.9 "Company" shall have the meaning specified in the first paragraph of this Agreement, and shall include its Subsidiaries, except where the context requires otherwise or except where otherwise defined.

                  1.1.10 "Contract" shall mean any agreement, contract, note, bond, mortgage, indenture, loan, evidence of indebtedness, lease, sublease, purchase order, letter of credit, franchise arrangement, undertaking, covenant not to compete, employment agreement, license, instrument, arrangement, obligation or commitment to which the Company is a party or is bound or to which its assets or properties are subject, whether oral or written.

                  1.1.11 "Encumbrance" shall mean any claim, lien, pledge, charge, easement, security interest, deed of trust, mortgage, option, right of first refusal, preemptive right, license right, right-of-way, patent reservation, encroachment, building or use restriction, conditional sales agreement or encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  1.1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  1.1.13 "ESOP" shall mean the Addison Structural Services, Inc. Leveraged Employee Stock Ownership Plan.

                  1.1.14 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  1.1.15 "Facilities" shall mean the buildings, offices, maintenance and storage facilities, shops, plants, warehouses, improvements and other structures, together with all related fixtures, located at or on the Real Property.

                  1.1.16 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  1.1.17 "including" shall mean including without limitation by reason of enumeration.

                  1.1.18 "Knowledge" as used in this Agreement in the phrase "to the knowledge of the Company," or words of similar import, means the actual knowledge, after having conducted a reasonable investigation, of E. Chris Addison, Glen Davis, Sam Mahdavi, Mike Phagans, Dean Campbell and Larry LaRue.

                  1.1.19 "Leased Real Property" shall mean all real property and improvements thereon leased, subleased or otherwise occupied under assignment or subassignment of a lease by the Company, including all rights, easements and privileges appertaining or relating thereto.

                  1.1.20 "Mahdavi Note" shall mean the Promissory Note, dated March 31, 1994, by Majid Mahdavi-Nejad in favor of Quincy Joist Company, for $80,000.

                  1.1.21 "Material Adverse Effect" or "Material Adverse Change" shall mean any material adverse effect or change in the condition (financial or other), business, results of operations, assets, liabilities, operations or customer, supplier or employee relations of the Company or on the ability of the Sellers or the Company to consummate the transactions contemplated hereby, or any event, condition or state of facts which could be reasonably expected, with the passage of time, to constitute a "Material Adverse Effect" or "Material Adverse Change."

                  1.1.22 "Owned Real Property" shall mean all real property and improvements thereon owned by the Company, including all rights, easements and privileges appertaining or relating thereto.

                  1.1.23 "Permits" shall mean all licenses, permits, franchises, approvals, notifications, authorizations, consents or orders of, or filings (including, without limitation, periodic reports) with (including timely renewals thereof), any governmental agency or authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the conduct of, or relating to the operation of, the Company, its business or assets.

                  1.1.24 "Permitted Liens" shall mean the following encumbrances or restrictions: (i) subject to Section 4.10.5, zoning and subdivision ordinances, (ii) easements, covenants, rights of way or other restrictions which do not individually or in the aggregate materially adversely affect the use or value of the property to which they relate or to the operation of the business thereon; (iii) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (iv) other imperfections of title or Encumbrances, if any, none of which title imperfections or Encumbrances individually or in the aggregate materially detract from the use or value of the property or the operation of the business thereon.

                  1.1.25 "person" shall mean any natural person, corporation, general or limited partnership, limited liability company, trust, sole proprietorship, or other entity, organization or association of any kind.

                  1.1.26 "Real Property" shall mean the Leased Real Property and Owned Real Property (as such terms are herein defined).

                  1.1.27 "Representative" shall mean any officer, director, principal, partner, manager, member, attorney, agent, employee or other representative.

                  1.1.28 "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  1.1.29 "Sellers" shall have the meaning specified in the first paragraph of this Agreement.

                  1.1.30   "Shares" shall have the meaning specified in Recital
B.

                  1.1.31 "Smith Note" shall mean the Promissory Note, dated March 16, 1990, by Jack S. Smith and Sue G. Smith in favor of Addison Steel, Inc., for $76,500.

                  1.1.32 "Subsidiary" shall mean the companies identified in Recital C, which are the only entities in which the Company owns a controlling equity interest and, for purposes of Section 4.24, any entity in which the Company has, directly or indirectly, owned a controlling equity interest.

                  1.1.33 "Tax or Taxes" shall mean any federal, state, provincial, local, foreign, or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, privilege, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, transfer, escheat, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, registration, withholding, estimated, or other similar tax, duty, or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto, whether disputed or not).

                  1.1.34 "Tax Return" shall mean any return, report, declaration, form, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.2 Other Defined Terms. The following terms shall have the meanings ascribed to them in the Sections set forth below:

                  Term                                                          Section
                  ----                                                          -------
         Purchase Price.......................................................  2.2.1
         Holdback Note........................................................  2.3(a)
         Letter of Credit.....................................................  2.3(a)
         Adjustment and Indemnity Fund........................................  2.3(b)
         Escrow Agent.........................................................  2.3(b)
         ESOP Escrow..........................................................  2.3(b)
         ESOP Escrow Agreement................................................  2.3(b)
         Environmental Escrow ................................................  2.3(c)
         Environmental Escrow Agreement.......................................  2.3(c)

         Closing Date Balance Sheet...........................................  2.4.1
         GAAP.................................................................  2.4.1
         Minimum Net Worth....................................................  2.4.1
         E&Y..................................................................  2.4.2
         E&Y Audit............................................................  2.4.2
         Adjusted Balance Sheet...............................................  2.4.2
         Closing..............................................................  3.1
         Closing Date.........................................................  3.1
         Financial Statements.................................................  4.6
         Leases...............................................................  4.10.3
         Quincy Expansion.....................................................  4.10.6
         Action...............................................................  4.15
         Proprietary Rights...................................................  4.20.1
         Benefit Arrangement..................................................  4.22.1
         Employee Plans.......................................................  4.22.1
         ERISA Affiliate......................................................  4.22.1
         Multiemployer Plan...................................................  4.22.1
         PBGC.................................................................  4.22.1
         Pension Plan.........................................................  4.22.1
         Welfare Plan.........................................................  4.22.1
         Release..............................................................  4.24.3
         Hazardous Substance..................................................  4.24.4
         CERCLA...............................................................  4.24.5
         Environmental Laws...................................................  4.24.5
         Environmental Conditions.............................................  4.24.13
         Former Property......................................................  4.24.20
         Confidential Memorandum..............................................  4.28
         Environmental Agreement..............................................  6.3
         SEC..................................................................  9.12
         Mahdavi Option.......................................................  9.14
         Damages..............................................................  11.2.1
         Claim................................................................  11.2.4
         Claim Notice.........................................................  11.2.4
         Excluded Claims......................................................  11.2.6
         Plantation Assets....................................................  12.2

                                   ARTICLE II
                           SALE AND TRANSFER OF SHARES

         2.1 Transfer of Shares. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in
Section 2.2.

         2.2      Purchase Price.

                  2.2.1 Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Sellers in consideration for and against delivery of the Shares, the sum of (i) $50.0 million, plus (ii) $400,000 (as an adjustment for inventory), plus (iii) the amount of the Company's cash on hand at the Closing as shown on the Closing Date Balance Sheet (before reduction for any cash payments in respect of the items described in subsections (iv) and (v) below or any addition for the proceeds from the sale of assets under Sections 12.1 and 12.2 hereof or from the sale of the notes described in Section 9.22, less (iv) $2,000,000.00, the value assigned to the Mahdavi Option, less (v) any fees paid by the Company for legal and accounting fees, brokerage fees and other expenses relating to the transaction contemplated by this Agreement, and less (vi) any amounts provided for as a purchase price adjustment in Section 3.1 in the Environmental Agreement (the sum of clauses (i) through (vi) is referred to herein as the "Purchase Price"); provided, however, that regardless of the actual level of cash on hand at the Closing (as defined in Section 3.1), the sum of clauses (i) and (iii) shall not be less than $56 million, nor more than $59 million, and provided, further, that the Purchase Price shall be subject to reduction on a dollar for dollar basis based upon any transfer of cash in violation of Section 7.1.1 hereof; and provided, further, that the Purchase Price shall be increased by a charge equal to seven percent (7%) per annum during the period from May 15, 1998 through the Closing Date, provided that Sellers and the Company deliver a certificate to Buyer acknowledging that they are prepared to satisfy all their conditions to Closing as of such date; and provided further that, at the Closing, Buyer shall remit directly from the Purchase Price amounts necessary to pay off all long-term debt of the Company as of the Closing (including the current portion thereof), including all debt of or related to the ESOP (which will reduce the ESOP's cash portion of the Purchase Price).

                  2.2.2 Form of Consideration. The Purchase Price shall be paid to Sellers in immediately available funds at the Closing, except for $6.842 million, which shall be paid to Sellers in the form of the Holdback Note and pursuant to the ESOP Escrow and the Environmental Escrow, as described in
Section 2.3.

                  2.2.3 Allocation. The Purchase Price and the adjustments thereto shall (subject to Section 2.3) be allocated among the Sellers pro rata in accordance with their respective ownership interests in the Company, as set forth on Schedule 4.5.

         2.3      Holdback Note and Escrows.

                  (a) Of the Purchase Price attributable to Mr. Addison, $3,213,600 shall be in the form of a promissory note payable to Mr. Addison in the form of Exhibit G hereto (the "Holdback Note"). The Holdback Note shall bear interest at 1% below the floating prime rate of Bank One, Arizona, NA, or the then principal lender of the Buyer if the same is not Bank One, Arizona, NA, and shall be secured by Buyer with a letter of credit in form reasonably acceptable to the parties and to be attached as Exhibit H hereto ("Letter of Credit"), which Letter of Credit shall be renewed annually in the amount of the remaining obligation under the Note. Blocking notices by Buyer with respect to the Letter of Credit will be sent only in conjunction with notices of claims pursuant to the ESOP Escrow Agreement. Disputes related to the delivery of notices of claims and joint instructions pursuant to the Letter of Credit shall be resolved in accordance with Section 13.13 hereof. The Holdback Note shall be due and payable to Mr. Addison as follows: (i) on the first anniversary of the Closing, Buyer shall make an initial principal payment to Mr. Addison in an amount equal to $1,071,200, (ii) on the second anniversary of the Closing, Buyer shall make a second principal payment to Mr. Addison in an amount equal to $1,071,200, and
(iii) on the third anniversary of the Closing, Buyer shall make a final principal payment to Mr. Addison in an amount equal to $1,071,200, in each case subject to any unresolved pending claims made by Buyer in accordance with
Article XI hereof, any claims under Article XI resolved in favor of Buyer, or any Purchase Price adjustments under Article II in favor of Buyer. All accrued and unpaid interest on the Holdback Note on amounts not subject to claims, pending or resolved, shall be paid annually on each anniversary of the Closing. Any amounts held back by Buyer but ultimately paid to Mr. Addison shall also include interest through the date of payment.

                  (b) Of the Purchase Price attributable to the ESOP, $2,886,400 ($2,786,400 of which shall secure the ESOP's share of any unresolved pending claims of Buyer pursuant to Article II and Article XI hereof (the "Adjustment and Indemnity Fund") and $100,000 of which shall be used exclusively to cover the ESOP's expenses under this Agreement, the ESOP Escrow Agreement and the Environmental Escrow Agreement), shall be deposited into an escrow account (the "ESOP Escrow") pursuant to the terms of an escrow agreement in substantially the form of Exhibit E hereto (the "ESOP Escrow Agreement") among Buyer, the ESOP, and Bank One, Arizona, NA, or the principal lender of Buyer as of the Closing if the same is not Bank One, Arizona, NA (the "Escrow Agent"). The funds comprising the Adjustment and Indemnity Fund held in the ESOP Escrow shall secure Purchase Price adjustments and the indemnification obligations of the ESOP pursuant to Article II and Article XI hereof and shall be distributed to the

ESOP as follows: (i) on the first anniversary of the Closing in an amount equal to $928,800, (ii) on the second anniversary of the Closing in an amount equal to $928,800, and (iii) on the third anniversary of the Closing in an amount equal to the balance of the Adjustment and Indemnity Fund, in each case subject to any Purchase Price adjustments under Article II hereof in favor of Buyer or claims made by Buyer in accordance with Article XI hereof or resolved in favor of Buyer. Earnings on the Adjustment and Indemnity Fund held in Escrow to secure Purchase Price adjustments and indemnification obligations shall be disbursed to the ESOP or Buyer in proportion to disbursements of the corpus of the ESOP Escrow. Funds and earnings thereon held to secure expense obligations of the ESOP shall be disbursed as provided in the ESOP Escrow Agreement. Following the Closing, the Company and the ESOP shall share equally any and all costs and expenses relating to the ESOP Escrow.

                  (c)      Of the Purchase Price, $742,800 ($397,415.20
attributable to Mr. Addison and $344,584.80 attributable to the ESOP) or a lesser amount if provided for pursuant to the Environmental Agreement shall be deposited into an escrow account (the "Environmental Escrow") pursuant to an escrow agreement substantially in the form of Exhibit F hereto (the "Environmental Escrow Agreement") among the Buyer, Mr. Addison, the ESOP, and Escrow Agent. The funds held in the Environmental Escrow are to secure the obligations of Mr. Addison and the ESOP for environmental expenses pursuant to the Environmental Agreement and shall be disbursed in accordance with the Environmental Escrow Agreement.

         2.4      Purchase Price Adjustments.

                  2.4.1 Closing Date Balance Sheet; Initial Adjustment. Sellers shall deliver to Buyer at least five days prior to Closing an estimated balance sheet as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in good faith and in accordance with generally accepted accounting principles ("GAAP"), applied on a basis consistent with the Financial Statements (as defined in Section 4.6). As of the Closing Date, the Company shall have a net worth of not less than $30.5 million (the "Minimum Net Worth"), as shown on the Closing Date Balance Sheet, with cash as determined in Section 2.4.4 (without regard to the $6 million minimum and $9 million maximum referenced therein). In the event that the Company's net worth as shown on the Closing Date Balance Sheet is less than the Minimum Net Worth, there shall be a dollar-for-dollar reduction to the Purchase Price.

                  2.4.2 E&Y Audit. Within 90 days after the Closing, Buyer will cause Ernst & Young LLP ("E&Y") to review or audit the Company's Closing Date Balance Sheet (the "E&Y Audit") to verify the Minimum Net Worth. The Company shall assist E&Y in its audit procedures, which may include pre-Closing assistance, such as inventory observation. E&Y shall make only such adjustments, if any, to the Closing Date Balance Sheet as are necessary to correct mathematical errors or in the judgment of E&Y to conform the Closing Date Balance Sheet to GAAP, applied on a basis consistent with the Financial Statements (as defined in Section 4.6) (the "Adjusted Balance Sheet"). Buyer will promptly deliver to Sellers the Adjusted Balance Sheet, and the Sellers will have the opportunity to engage Mauldin & Jenkins, LLC, or such other reputable and independent accounting firm as they may select, to examine the work papers, schedules and other documents prepared by E&Y. The Adjusted Balance Sheet will become final and binding on the parties unless within 20 business days following delivery thereof to Sellers, the Sellers notify Buyer in writing that the Sellers object thereto, which objection shall be solely on the basis of mathematical errors in the calculation thereof or the failure to present the Company's financial position on a GAAP basis, applied on a basis consistent with Financial Statements. If the Sellers object to the Adjusted Balance Sheet, and after good faith consultation with respect to the objection the parties are unable to reach an agreement within 15 days, any unresolved disputed items shall be promptly referred to an independent accounting firm acceptable to the parties to resolve the disputed issues. The resolution of the independent accounting firm will be final and binding on the parties. The fees and expenses of such independent accounting firm will be borne equally by Buyer and the Sellers. Any payment due shall be paid by the appropriate party within two business days of final determination hereunder (including, in the case of the ESOP, through the ESOP Escrow). Any required adjustment to the Holdback Note shall be deemed to be made as of the date of resolution of any adjustment and, at Buyer's request, Mr. Addison shall return the Holdback Note in exchange for a new note reflecting the adjustment.

                  2.4.3 Final Adjustment. In the event the actual net worth of the Company, as set forth on the Adjusted Balance Sheet, is less than the Minimum Net Worth, there shall be a dollar for dollar reduction (less any difference already deducted under Section 2.4.1) in the Holdback Note and a disbursement from the ESOP Escrow to Buyer in accordance with the respective ownership interests of the Sellers. If the difference between the Minimum Net Worth and the actual net worth of the Company as shown on the Adjusted Balance Sheet is less than the difference between the Minimum Net Worth and the net worth reflected on the Closing Date Balance Sheet, Buyer will pay to Sellers, on a dollar for dollar basis, the difference between the estimated shortfall in net worth as determined by the Closing Date Balance Sheet and the actual shortfall in net worth as determined by the Adjusted Balance Sheet. Any payment due shall be paid by the appropriate party within two business days of final determination hereunder (including, in the case of the ESOP, through the ESOP Escrow). Any required adjustment to the Holdback Note shall be deemed to be made as of the date of resolution of any adjustment and, at Buyer's request, Mr. Addison shall return the Holdback Note in exchange for a new note reflecting the adjustment.

                  2.4.4 Cash. The Closing Date Balance Sheet shall include a line item for cash which shall be used to calculate the amount of the Company's cash on hand pursuant to Section 2.2.1. In conjunction with the E&Y Audit, E&Y shall confirm cash as of the Closing Date. In the event of any shortfall between the cash reflected on the Closing Date Balance Sheet and the cash reflected on the Adjusted Balance Sheet, there shall be a dollar for dollar reduction in the Holdback Note and a disbursement from the ESOP Escrow to Buyer in accordance with the respective ownership interests of the Sellers. If the actual cash of the Company as shown on the Adjusted Balance Sheet is greater than the cash reflected on the Closing Date Balance Sheet, Buyer shall pay to the Sellers the difference in cash within two business days after the final determination hereunder. For purposes of this Section 2.4.4, regardless of the actual amount of cash on hand of the Company at Closing, for purposes of determining any adjustments to the Purchase Price, the amount of cash on hand of the Company at Closing shall be deemed to be no less than $6 million and not greater than $9 million as more fully provided in Section 2.2.1. The E&Y Audit with respect to the cash adjustment provisions hereof shall be subject to the same procedures as
Section 2.4.2 above. For purposes hereof, cash shall mean cash and cash equivalents, as determined in accordance with GAAP applied on a consistent basis with the Financial Statements, before any payment (i) received in connection with the assets to be sold to the Sellers pursuant to Sections 12.1 and 12.2 hereof, (ii) made by the Company in respect of the Mahdavi Option, (iii) made by the Company for legal and accounting fees, brokerage fees, and any other expenses (except those referenced in Section 2.5 below) relating to the transactions contemplated hereby; and (iv) received in consideration for the sale of the notes described in Section 9.22 hereof. Any payment due shall be paid by the appropriate party within two business days of final determination hereunder (including, in the case of the ESOP, through the ESOP Escrow). Any required adjustment to the Holdback Note shall be deemed to be made as of the date of resolution of any adjustment and, at Buyer's request, Mr. Addison shall return the Holdback Note in exchange for a new note reflecting the adjustment.

         2.5 Transfer Taxes and Fees. The parties contemplate that no documentary or transfer taxes or sales, use, transaction privilege or other similar taxes will be imposed by reason of the transfer of Shares provided hereunder. If any such tax is imposed, however, Sellers shall bear the responsibility for such tax. Company shall pay the fees and costs of recording or filing all UCC termination statements and other releases of Encumbrances, and any fees or costs in obtaining any necessary consents, which shall reduce cash at Closing for purposes of this Article II.

                                   ARTICLE III
                                     CLOSING

         3.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia on June 4, 1998 or at a time and place as the parties shall mutually agree (the "Closing Date").

         3.2      Conveyances at Closing.

                  3.2.1 Sellers' Delivery Obligations. To effect the sale and transfer of the Shares, Sellers will, at the Closing, execute (or cause to be executed by any other party thereto other than Buyer) and deliver to Buyer:

                           3.2.1.1  certificates evidencing the Shares, free and
clear of any Encumbrances, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank;

                           3.2.1.2  all Ancillary Agreements, including those
required to be executed by any of the Sellers;

                           3.2.1.3  all certificates, opinions of counsel and
other documents described in Article IX; and

                           3.2.1.4  all Permits and any other third party
consents required for the valid transfer of the Shares as contemplated by this Agreement, or for the continued operation of the business of the Company following such transfer.

                  3.2.2 Buyer's Delivery Obligations. To effect the sale and transfer referred to in Section 2.1 hereof, Buyer will, at the Closing, execute and deliver to Sellers:

                           3.2.2.1  the Purchase Price, including the Holdback
Note, Letter of Credit and Escrow;

                           3.2.2.2  all Ancillary Agreements required to be
executed by Buyer; and

                           3.2.2.3  all certificates, opinions of counsel and
other documents described in Article VIII.

                  3.2.3 Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the recipient.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

         Sellers and the Company hereby, jointly and severally, represent and warrant to Buyer as follows, which representations and warranties are, as of the date hereof, true and correct:

         4.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Copies of the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof and are currently in effect without further amendment thereto, except as set forth therein. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in the States of Florida and Georgia, which are the only jurisdictions in which ownership of property, the employment of personnel or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

         4.2      Subsidiaries.

                  4.2.1 List of Subsidiaries. Schedule 4.2 sets forth a complete and accurate list of all Subsidiaries. Except as set forth on Schedule 4.2, all of the Subsidiaries directly or indirectly, wholly-owned by the Company, free and clear of all Encumbrances. Schedule 4.2 also sets forth the jurisdiction of incorporation of each of the Subsidiaries, each jurisdiction in which each such Subsidiary is qualified or licensed to do business, the number of shares of capital stock of such Subsidiary outstanding, and the ownership thereof.

                  4.2.2. Capital Stock. Except as set forth on Schedule 4.2, there are no outstanding (i) securities convertible into or exchangeable or exercisable for any Subsidiary's capital stock; (ii) options, warrants, calls or other rights with respect to the issued capital stock of any Subsidiary; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, or assignment of any capital stock, convertible or exchangeable securities or options, warrants or rights of any Subsidiary; or (iv) voting trust agreements or other contracts, agreements, arrangements, commitments, plans, proxies or understanding restricting or otherwise relating to conveyance, voting or dividend rights with respect to such capital stock.

                  4.2.3 Due Incorporation. Each Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of the state of its incorporation and is duly licensed or qualified to do business and in good standing in each state in which, the ownership of property, the employment of personnel or the character of its business requires it to do so, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

         4.3 Authorization. Each of the Sellers and the Company has full power and authority (corporate, fiduciary, beneficiary, participant or other) to enter into this Agreement and the Ancillary Agreements, as the case may be, and to carry out the transactions contemplated hereby and thereby, and the board of directors, trustees, or any governing body or person of the Company and each of the Sellers has taken all action required by law, its charter or other governing documents, as the case may be, or otherwise, to be taken by it to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be, and the consummation of the transactions contemplated hereby and thereby, including to the extent necessary with respect to the ESOP, authorization and approval of its participants. This Agreement is, and the Ancillary Agreements, when executed will be, the legal, valid and binding obligations of each of the Sellers and the Company or other parties thereto (other than Buyer), enforceable against each of them in accordance with their respective terms. A copy of the resolutions of the Company's board of directors authorizing this Agreement and the related transactions and a copy of any authorizing documents of the ESOP are attached hereto as Schedule 4.3.

         4.4 No Violation; Consents. None of the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or any governing documents of any Seller, including the ESOP, (ii) violate, result in a breach of, conflict with, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) or require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation with respect to, any Contract to which any Seller or the Company is a party or by which any of the Shares or any of the assets or properties of the Company or any Seller are bound, (iii) result in the creation or imposition of any Encumbrance upon any of the Shares or any property or assets of the Company or any Seller under any agreement, commitment or other Contract to which the Company or any Seller is a party or by which the Company or any Seller is bound, or to which the property of the Company or any Seller is subject, or (iv) violate, conflict with or result in the breach of any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which any Seller, the Company, or any of their properties or assets are subject. Except as set forth on Schedule 4.4, no action, consent, approval or authorization by or filing with any person or entity, including, without limitation, any governmental authority, is required in connection with the execution, delivery and performance by each of the Sellers and the Company of this Agreement and the Ancillary Agreements, as the case may be, or the consummation by each of the Sellers and the Company of the transactions contemplated by each of them herein and therein.

         4.5      Capitalization.

                  4.5.1 The authorized equity securities of the Company consist solely of 100,000 shares of common stock, par value $5.00 per share, of which 51,330.90 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the only record and beneficial owners and holders of the Shares, as set forth on Schedule 4.5 (which Schedule also sets forth the address of each such Seller and the certificate numbers of the certificates representing the Shares), free and clear of all Encumbrances (other than a legend indicating only that the Shares have not been registered under the Securities Act and any applicable state securities laws).

                  4.5.2 There are no shares of capital stock of the Company issued and outstanding (other than the Shares) and there are no shares of treasury stock. All Shares are validly issued, fully paid and nonassessable. None of the issued and outstanding Shares was issued in violation of any preemptive rights. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any of the Company's capital stock; (ii) options, warrants, calls or other rights, including, without limitation, rights to demand registration or to sell securities in connection with any registration by the Company under the Securities Act, with respect to the capital stock of the Company, or to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, or assignment of any capital stock, any convertible or exchangeable securities or any options, warrants or rights of the Company; or (iv) Shares or other securities of the Company pledged as collateral to secure any agreement or obligation. Except as set forth on Schedule 4.5, there are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans, proxies or understandings restricting or otherwise relating to conveyance, voting or dividend rights with respect to the Shares. Upon consummation of the transactions contemplated by this Agreement Buyer will own all of the issued and outstanding equity securities of the Company of every sort whatsoever, free and clear of all Encumbrances.

         4.6 Financial Statements. Attached hereto as Schedule 4.6 are the consolidated balance sheet, statement of income, and statement of cash flows for each of the years ended June 30, 1997, 1996 and 1995 and the consolidated balance sheet and statement of income and statement of cash flows for the nine months ended March 31, 1998 (collectively the "Financial Statements"). The Financial Statements (a) are in accordance with the underlying books and records of the Company, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (c) fairly present the assets, liabilities (including all reserves) and financial position of the Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. The Financial Statements for the years ended June 30, 1997, 1996 and 1995 have been audited by Mauldin & Jenkins, LLC, independent public accountants. At the respective dates of the Financial Statements, there were no liabilities of the Company which, in accordance with GAAP, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

         4.7 No Change in the Assets. Except as set forth in Schedule 4.7, for the period from June 30, 1997 to March 31, 1998, and since March 31, 1998:

                  4.7.1 There has been no Material Adverse Change in the Company;

                  4.7.2 Except in the ordinary course, there has not been any sale or other disposition of any assets of the Company, or any Encumbrance placed on its assets, or any purchase of assets, including inventory or equipment, of the Company;

                  4.7.3 The Company has operated its business in the ordinary course consistent with the Company's past practice so as to preserve its business intact, to keep available to it the services of its employees, and to otherwise preserve the Company's goodwill and its relationships with suppliers, customers, distributors and others having business relations with it;

                  4.7.4 The Company has not changed its accounting methods or practices (including any change in depreciation or amortization policies or rates) or revalued any of its assets.

                  4.7.5 The Company has not taken any action that, if taken after June 30, 1997, would violate Section 7.1.

         4.8 Liabilities. The Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected on the Financial Statements or which are not required under GAAP to be reflected on the Financial Statements as of March 31, 1998; (ii) liabilities incurred or arising in the ordinary course of business since March 31, 1998,
(iii) liabilities arising in the ordinary course of business under Contracts to which the Company is a party (excluding specifically any claim for breach of contract); and (iv) liabilities expressly described in a Schedule hereto.

         4.9 Assets; Absence of Encumbrances. The assets reflected on the Financial Statements and leased or otherwise used by the Company (for which the Company possesses the necessary rights to use the same) constitute all assets necessary for the conduct of the Company's business. All of the assets reflected on the Financial Statements as of March 31, 1998 as owned by the Company and all assets acquired by the Company since March 31, 1998 (other than assets disposed of in the ordinary course of business since such date) are owned by the Company free and clear of all Encumbrances, other than Permitted Liens or Encumbrances
(i) reflected or reserved against on the Company's March 31, 1998 balance sheet included in the Financial Statements or (ii) set forth on Schedule 4.9.

         4.10     Real Property.

                  4.10.1 Description. Schedule 4.10 sets forth complete and accurate legal descriptions of all Owned Real Property and all Leased Real Property.

                  4.10.2 Title. The Company has good and marketable title in fee simple to the Owned Real Property, free and clear of all Encumbrances, except as disclosed in Schedule 4.10. Except as set forth on Schedule 4.10, with respect to any agreements, arrangements, Contracts, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to the Company title to or an interest in or otherwise affecting the Owned Real Property (copies of which have been delivered to Buyer), no breach or event of default exists on the part of the Company or, to the knowledge of the Company, on the part of any other party, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of a default by the Company or, to the Company's knowledge, any other person.

                  4.10.3 Leases. The Sellers and the Company have delivered to Buyer an accurate copy of the leases and subleases covering the Leased Real Property, including all amendments thereto and assignments thereof ("Leases"). All of such Leases are listed on Schedule 4.10.3. All of the Leases are valid and in full force and effect. The Company has duly performed all of its obligations under the Leases to the extent those obligations to perform have accrued, and no violation of or default or breach under any Leases by the Company or, to the Company's knowledge, any other party has occurred and neither the Company nor, to the Company's knowledge, any other party has repudiated any provisions thereof. All of the Leases will be enforceable by the Company after the Closing to the same extent as if the transactions contemplated by this Agreement had not been consummated.

                  4.10.4 No Unpaid Charges. Except as set forth on Schedule 4.10, there are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, occupancy, ownership, use, or operation of the Real Property and no charges or assessments for public improvements or otherwise made against the Real Property are unpaid, including without limitation those for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, streets (including perimeter streets), roads and curbs. No Real Property is subject to any condition or obligation to any governmental entity or other person requiring the owner or any transferee thereof to donate land, money or other property or to make off-site public improvements.

                  4.10.5 Compliance with Laws. Except as set forth on Schedule 4.15, no litigation, arbitration, or similar proceeding is pending or, to knowledge of the Company, threatened which affects the Company's use or enjoyment of any of the Real Property. All of the Real Property is in compliance with all applicable zoning and subdivision ordinances. The Real Property is zoned (if applicable) to permit operation of the business presently conducted thereon. No condemnation, eminent domain, or similar proceeding is pending or, to the knowledge of the Company, is threatened against the Real Property.

                  4.10.6 Facilities. The Facilities and the equipment and other tangible assets owned or leased by the Company at the Facilities, are (i) adequately insured in the reasonable opinion of the Company, (ii) structurally sound with no known, material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear taking into account the age thereof,
(iv) maintained on a basis consistent with past practices and in accordance with applicable leases or other agreements, and (v) in conformity with all applicable laws, ordinances, orders, regulations and other requirements relating thereto currently in effect. The Facilities are supplied with utilities necessary for the operation of the business and, to the Company's knowledge, such utilities will be reasonably available for the expansion currently underway at its joist manufacturing facility in Quincy, Florida (the "Quincy Expansion"). None of the Facilities or equipment thereat is subject to any commitment or other arrangement for their sale or use by any person. The Company has not granted to any person any contract or other right to the use of any portion of the Real Property, or to the use of any Facility or amenity on or relating to any such property.

                  4.10.7 No Foreign Owners. Neither the Company nor any Seller is other than a "United States person" within the meaning of Section 7701 of the Code.

         4.11 Receivables. The accounts receivable, other receivables and all restricted funds on deposit reflected in the Financial Statements represent valid obligations or amounts to which the Company is entitled arising, except as noted in Schedule 4.11, from sales actually made in the ordinary course of business and are due and payable to the Company, and the accounts receivable, other receivables (and allowance for doubtful accounts) and restricted funds on deposit reflected on the Company's financial statements have been established in accordance with GAAP.

         4.12 Inventory and Equipment. The inventory of the Company reflected in the Financial Statements was purchased in the ordinary course of business, and the inventory (and reserves therefor) reflected in the Financial Statements have been established in accordance with GAAP. The equipment of the Company reflected on the Financial Statements is in good working condition and suitable for its intended use, normal wear and tear excepted. The equipment reflected on the Company's financial statements has been established in accordance with GAAP.

         4.13     Contracts and Commitments.

                  4.13.1 Contracts. Schedule 4.13 sets forth a complete and accurate list of all Contracts of the following categories:

                           4.13.1.1 Contracts not made in the ordinary course of
the Company's conduct of the business;

                           4.13.1.2 Employment contracts, employment handbooks
or policies, bonus plans, programs and agreements, and severance agreements;

                           4.13.1.3 Supply, purchase, distribution, franchise,
license, sales or commission contracts related to the Company involving payments made by or to the Company of $50,000.00 or more;

                           4.13.1.4 Contracts involving expenditures or
liabilities, actual or potential, in excess of $50,000.00 or otherwise material to the Company, and not cancelable (without liability) within 30 calendar days;

                           4.13.1.5 Contracts or commitments relating to
commission arrangements with others;

                           4.13.1.6 Promissory notes, loans, agreements,
evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder or whereby any assets are pledged (excluding credit provided by the Company in the ordinary course of business to its customers);

                           4.13.1.7 Leases of personal property not cancelable
(without liability) within 30 calendar days; and

                           4.13.1.8 Contracts containing covenants limiting the
freedom of the Company or any officer, director or shareholder of the Company to engage in any line of business or compete with any person.

         Sellers and Company have delivered to Buyer or have provided Buyer an opportunity to examine, true, correct and complete copies of all of the Contracts listed on Schedule 4.13, together with all other material Contracts of the Company and all contracts and agreements relating to the Shares, including all amendments and supplements thereto.

                  4.13.2 Absence of Breaches or Defaults. All of the Contracts are valid and in full force and effect. The Company has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued; no violation of, or default or breach under any Contracts by the Company or, to its knowledge, any other party has occurred; no condition or event has occurred that with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or, to the Company's knowledge, any other person; and neither the Company nor, to its knowledge, any other party has repudiated any provisions thereof. All of the Contracts will be enforceable by the Company after the Closing to the same extent as if the transactions contemplated by this Agreement had not been consummated.

         4.14 Books and Records. The Company has made and kept (and given Buyer access to) books and records and accounts, which, in reasonable detail, fairly present the financial transactions and other material activities of the Company. The minute books of the Company previously delivered to Buyer accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of the Company. The stock book records of the Company previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in the Company's stock through and including the date hereof.

         4.15 Litigation. Except as set forth on Schedule 4.15, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, or arbitral action pending, or to the Company's knowledge, any governmental audit or investigation (collectively, with items listed above, an "Action") threatened (a) against the Company or its assets or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. The Company is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company.

         4.16 Labor Matters. The Company is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and no employees of the Company are represented by a labor organization, union, group or association in connection with their employment by the Company. Since July 1, 1995, the Company has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. Subject to the post-termination obligations of the Company under the ERISA plans and related documents disclosed as items 1 and 2 of Schedule 4.22, the employment of all persons presently employed or retained by the Company is terminable at will by the Company. Schedule 4.16 (i) contains a list of all employees of the Company and their wage rates or salaries as of the date of this Agreement, (ii) sets forth the dates of employment for such employees and (iii) accurately characterizes them as exempt or non-exempt.

         4.17 Compliance with Law. The Company, the conduct of its business and the operation of its Facilities have not violated (except where such violation has been fully cured as of the date hereof), and are in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority. The Company and the conduct of its business and the operation of the Facilities are in conformity with all energy, public utility, and health codes, regulations and ordinances, the Americans with Disabilities Act, OSHA and all other foreign, federal, state, and local governmental and regulatory requirements. Except as disclosed on Schedule 4.17, the Company has not received any notice to the effect that, or otherwise been advised that, it is in violation of any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws (except where such violation has been fully cured as of the date hereof). The Company has all Permits required to conduct its business and possesses or has timely applied for and is pursuing necessary Permits for the construction and operation of the Quincy Expansion. All material Permits are listed on Schedule 4.17. All material Permits will be enforceable by the Company after the Closing to the same extent as if the transactions contemplated by this Agreement had not been consummated.

         4.18 No Brokers. None of the Sellers, the Company or any of the Company's officers, directors, employees or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation on the part of the Buyer or, except as set forth in
Schedule 4.18, the Company, to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         4.19 No Other Agreements to Sell the Company. Neither any Seller nor the Company has any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Shares or any other shares of the Company's capital stock (authorized or unauthorized), or to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to effect any sale of the Company's assets (other than the sale of inventory of the Company in the ordinary course of business).

         4.20     Proprietary Rights.

                  4.20.1 Proprietary Rights. Schedule 4.20 lists all of the Company's federal, state and foreign registrations of patents, trademarks, service marks, trade names, and all pending applications for any such registrations, all other trademarks and trade names which the Company uses. Such rights, together with all trade secrets and other proprietary rights, whether or not registered, and all computer software created by or on behalf of the Company are hereinafter referred to collectively as "Proprietary Rights".

                  4.20.2 Royalties and Licenses. No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights. Except as set forth on Schedule 4.20, the Company is not a party to any licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights other than object code end-user licenses granted to it in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

                  4.20.3 Ownership and Protection of Proprietary Rights. The Company owns or licenses, and has the sole right to use or (if it so elects) to sublicense each of the Proprietary Rights. None of the Proprietary Rights is involved in any pending or, to the Company's knowledge, threatened Action. The Company has not received any notice of invalidity with respect to such Proprietary Rights. The Company has taken all reasonable steps to protect the Proprietary Rights from infringement by any other person. To the knowledge of the Company, the Company's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no such infringement been alleged by any third party. All of the Proprietary Rights are validly owned or licensed by the Company and will not cease to be validly owned or licensed and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

         4.21     Tax Matters.

                  4.21.1 Filing of Tax Returns, Payment of Taxes. Except as set forth in Schedule 4.21.1, the Company has filed all Tax Returns that the Company was required to file prior to the date hereof. All such Tax Returns were correct and complete and were prepared and filed in accordance with applicable law. Except as set forth in Schedule 4.21.1, all Taxes due and payable by or with respect to the Company (whether or not shown on any Tax Return) with respect to all taxable periods ending prior to the date hereof have been paid. All other Taxes due and payable by the Company with respect to periods ending on or before the Closing Date (whether or not a Tax Return is due on such date) have been or will be paid on or before Closing Date or will be accrued as liabilities on the Closing Date Balance Sheet. For purposes of the preceding sentence, in determining the amount of Taxes due and payable by the Company with respect to periods ending on or before the Closing Date, the Closing Date shall be deemed to be the last day of any applicable tax period. Except as set forth in Schedule 4.21.1, all Tax Returns the due date of which (determined without extensions) is on or after the date hereof but on or before the Closing Date will be correct and complete and filed in accordance with applicable law.

                  4.21.2 Taxing Jurisdictions. Schedule 4.21.2 lists (i) all countries, states, cities, or other jurisdictions in which the Company is currently subject to an obligation to file Tax Returns or to collect sales or use Taxes and (ii) (x) all countries, states, cities, or other jurisdictions in which the Company is a beneficiary of any real or personal property Tax exemptions or concessions, reduced rates, or Tax credits (excluding any such items that generally are provided by such jurisdictions to other similarly situated corporations), (y) the annual benefit of each such item, and (z) the terms governing expiration or phase-out of each such item.

                  4.21.3 General Tax Matters. Except as set forth in Schedule 4.21.3, with respect to each taxable period for the Company ending on or before the Closing Date (or as of such other date as set forth below), (i) no deficiency or proposed adjustment that has not been settled or otherwise resolved for any amount of Taxes has been asserted in writing or assessed by any taxing authority against the Company; (ii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iii) the Company has not requested or been granted an extension of the time for filing any Tax Return; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending, or, to the Company's knowledge, threatened against or with respect to the Company regarding Taxes; (v) the Company has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign law) apply to any disposition of subsection (f) assets (as defined in Section 341(f)(4) of the Code) owned by the Company; (vi) there are no Encumbrances on the assets of the Company relating or attributable to Taxes (other than liens for Taxes not yet due and payable); (vii) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local, or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign law) to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (viii) except with respect to the affiliated group (as defined in Section 1504 of the Code) encompassing the Company, Addison Steel, Inc., and Quincy Joist Company, the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated, or unitary income Tax Return; (ix) the Company is not a party to or bound by any tax allocation or tax sharing agreement and, except with respect to contracts entered into in the ordinary course of the Company's business (including equipment leases), has no current or potential obligation to indemnify any other person with respect to any Tax or pay the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local, or foreign law) as a transferee or successor, by contract or otherwise; (x) to the Company's knowledge, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction; (xi) the Company does not have a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xii) the Company was not acquired in a qualified stock purchase under Code Section 338(d)(3) and no elections under Code Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to the Company; (xiii) no sales or use tax will be payable by the Company as a result of the transactions contemplated by this Agreement, and there will be no non-recurring intangible tax, documentary stamp tax, or other excise tax (or comparable tax imposed by an governmental entity) imposed upon the Company as a result of the transactions contemplated by this Agreement; (xiv) Buyer will not be required to deduct and withhold any amount with respect to Taxes imposed upon the Sellers upon consummation of the transactions contemplated by this Agreement; (xv) none of the Company's assets is property required to be treated as being owned by any other person under the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (B) has been financed with or directly or indirectly secures any bond or debt the interest of which is tax-exempt under Section 103(a) of the Code; (xvi) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, shareholder, or other third party; (xvii) the Company has not received any income from illegal sources nor assigned any income without appropriately reporting it or paying Tax on it; and (xviii) the Company owns no interest in any "controlled foreign corporation" (within the meaning of Code Section 957), "passive foreign investment company" (within the meaning of Code

Section 1296) or other entity the income of which is required to be included in the income of the Company whether or not distributed.

                  4.21.4 Tax Attributes. Set forth in Schedule 4.21.4 is a list reflecting the following information with respect to the Company as of June 30, 1997: (i) the basis of the Company in its assets and (ii) the amount of any net operating loss, net capital loss, unused investment or other tax credit, unused foreign tax or tax credit, or excess charitable contribution allocable to the Company assets. Also set forth in Schedule 4.21.4 is a list reflecting, with respect to the "affiliated group" (within the meaning of Code Section 1504 or any similar provision of state, local, or foreign law) encompassing the Company, as of June 30, 1997, as well as on an estimated pro forma basis as of the Closing Date: (i) the aggregate amount of gains from intercompany transactions deferred under Treasury Regulations 1.1502-13 or any predecessor provision thereof (or any similar provision of state, local, or foreign law) and not previously restored to income excluding gains on sales in the ordinary course of business, and (ii) the amount of any "excess loss account" within the meaning of Treasury Regulations Section 1.1502-19 or any predecessor provision thereof (or any similar provision of state, local, or foreign law).

                  4.21.5 Copies of Tax Returns. Except as otherwise set forth in Schedule 4.21.5 the Company has made available to Buyer copies of all income and sales Tax Returns filed by or with respect to the Company relating to the period encompassing the three taxable years of the Company preceding the date hereof.

                  4.21.6 Definition. Any reference to the term "the Company" in this Section 4.21 shall refer to the Company and any Subsidiary of the Company. Further, any reference to any action of "the Company" in this Section
4.21 shall encompass any action or actions taken by or at the direction of the Company whether or not such actions taken by or at the direction of the Company were properly authorized.

         4.22     Employees and Employee Benefits.

                  4.22.1 As used in this Section 4.22 and in Section 4.23, the following terms have the meanings set forth below.

                  "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or postretirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or an ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with the Company, within the meaning of Section 4001(b)(1) of ERISA.

                  "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, under which the Company or any ERISA Affiliate has or may incur any liability.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (A) the Company or any ERISA Affiliate has or may incur any liability; (B) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities); and (C) is not a Multiemployer Plan.

                  "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (A) the Company or any ERISA Affiliate has or may incur any liability; (B) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities); and (C) is not a Multiemployer Plan.

                  4.22.2 Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.22 contains a complete list of all Employee Plans. True and complete copies of each of the following documents have been delivered or made available by the Company to Buyer: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Company's employees and all annuity contracts or other funding instruments; (ii) each Benefit Arrangement including written interpretations thereof and written descriptions thereof which have been distributed to the Company's employees (including descriptions of the number and level of employees covered thereby) and a brief description of any Benefit Arrangement which is not in writing;
(iii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to each Pension Plan; (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and each Welfare Plan; (v) all actuarial reports prepared for the last three plan years for each Pension Plan; (vi) a copy of the independent valuation of the Shares owned by the ESOP for the five most recent plan years of the ESOP; (vii) a copy of any repurchase liability study relating to Shares distributed from the ESOP; (viii) a copy of the audited financial statements of the ESOP for the three most recent plan years of the ESOP; (ix) a statement showing the number of Shares released from the loan suspense account maintained in connection with the ESOP for its last six plan years along with supporting detail adequate to illustrate that the Share release was consistent with the ESOP document and applicable law; (x) a schedule listing all Shares purchased by the ESOP since its inception and copies of any supporting documentation regarding the purchases; (xi) copies of any loan documents or stock purchase agreements to which the ESOP is a party; (xii) all correspondence with the Internal Revenue Service, the Department of Labor or the PBGC regarding each Employee Plan, including the ESOP; and (xiii) all correspondence regarding any pending or threatened claim against any Employee Plan or the Company or any ERISA Affiliate regarding any matter related to any Employee Plan.

         4.23     ERISA Representations.

                  4.23.1 Pension Plans. No Pension Plan is a defined benefits plan as defined in Section 414 of the Code and no Pension Plan is subject to the minimum funding requirements of Title IV of ERISA or Section 412 of the Code. Each Pension Plan which is intended to be qualified (and each related trust agreement, annuity contract or other funding instrument) satisfies in all material respects requirements for qualified and tax-exempt status under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has so satisfied such requirement during the period from its adoption to date.

                  4.23.2 Multiemployer Plans. Neither the Company nor any ERISA Affiliate has ever had any obligation to contribute to any Multiemployer Plans.

                  4.23.3 Welfare Plans. Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance in all material respects with the health care continuation provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times and, but for compliance with such provisions, no Welfare Plan provides post-retirement benefits for employees.

                  4.23.4 Compliance with Law. Each Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, including without limitation ERISA and the Code.

                  4.23.5 Unrelated Business Taxable Income. To the Company's knowledge, no Employee Plan (or trust or other funding vehicle pursuant thereto) has any liability for Tax imposed under Code Section 511.

                  4.23.6 Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by the Company of any amount (i) for which the deduction by the Company would be disallowed under Section 162(m) of the Code, or (ii) that is or would be an "excess parachute payment" pursuant to
Section 280G of the Code.

                  4.23.7 Fiduciary Duties and Prohibited Transactions. Neither the Company nor, to the knowledge of the Company, any plan fiduciary or party in interest (as such terms are defined in Section 3(21) and 3(14) of ERISA) of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan (or other employee benefit plan subject to ERISA) and has not been assessed any civil penalty under
Section 502(i) or Section 502(l) of ERISA.

                  4.23.8 Validity and Enforceability. To the Company's knowledge, each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement is legally valid and binding and in full force and effect.

                  4.23.9 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan have been filed, or to the Company's knowledge, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Plan, the sponsor or administrator of any Employee Plan or against any fiduciary of any of the Employee Plans with respect to the operation of any such plan.

                  4.23.10 No Amendments. Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan.

                  4.23.11 No Other Liability. To the Company's knowledge, no event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any liability
(A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                  4.23.12 Unpaid Contributions. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan or Welfare Plan.

                  4.23.13 Insurance Contracts. Neither the Company nor any Employee Plan holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                  4.23.14 No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                  4.23.15 Termination. Each Welfare Plan and Benefit Arrangement may be terminated by the Company without penalty upon 30 days advance notice and without causing the Company to incur any additional liability.

         4.24     Compliance With Environmental Laws.

                  4.24.1   Definitions. The following terms, when used in this
Section 4.24, shall have the following meanings. Unless the context otherwise requires, any of these terms may be used in the singular or the plural depending on the reference.

                  4.24.2 "Company" and "Facility" or "Facilities". For purposes of this Section 4.24 only, the term (i) "Company" shall include (A) the Company and the Subsidiaries and all of their Affiliates, and the Sellers and their Affiliates, (B) all partnerships, joint ventures and other entities or organizations in which the Company was at any time or is a partner, joint venturer, member or participant and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, trusts, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Company or to which the Company has succeeded; and (ii) "Facilities" or "Facility" shall mean all of the Facilities, each Facility and all Real Property and Former Property.

                  4.24.3 "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment or the work place of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                  4.24.4 "Hazardous Substance" shall mean any material, element, compound, or mixture, whether solid, liquid, or gaseous:

         (i) the presence of which requires investigation or remediation under any Environmental Law or pursuant to the unappealed decision of any governmental authority; or

         (ii) which is defined as "hazardous waste," "hazardous substance," "toxic substance," "toxic material," "pollutant," or "contaminant" under any Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
Sections 9601, et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, any laws regulating the transportation of such materials, any analogous state or local laws, and any rules, regulations, policies, and guidances promulgated thereunder; or

         (iii) Which is or is suspected to be, pursuant to the determination of any governmental authority, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or is currently subject to regulation by any governmental authority; or

         (iv) the presence of which causes or threatens to cause a nuisance as defined by an applicable Environmental Law, to property owned, leased, subleased, operated, managed, occupied or otherwise controlled by Company or a Subsidiary, or to adjacent or impacted properties; or

         (v) which contains or in which has been detected in violation of an Environmental Law, gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

         (vi) which contains or in which has been detected in violation of an Environmental Law, PCBs or asbestos or asbestos-containing materials or urea formaldehyde foam insulation or lead or lead-containing paint; or

         (vii)    which is radon gas.

                  4.24.5 Compliance With Environmental Laws. Except as set forth on Schedule 4.24, the Facilities have been owned, leased, operated and maintained in compliance with all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law (including common law), restrictions or licenses, which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of Hazardous Substances or other hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201, 300f), Toxic Substances
Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), or any other similar federal, state or local law of similar effect, each as amended (collectively, "Environmental Laws"). The Real Property does not contain wetlands or a level of radon above action levels of the U.S. Environmental Protection Agency and it is not located within a "critical," "preservation," "conservation" or similar type of area.

                  4.24.6 Permits. Except as set forth on Schedule 4.24, the Company has, and at all times has had, and has timely renewed, all Permits required under any Environmental Law and the Facilities are, and at all times have been, in compliance with all such Permits.

                  4.24.7 Permits Required. The consummation of any of the transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law.

                  4.24.8 Notice of Violation. The Company has not received any written notice at any time that it or the Facilities is or were claimed to be in violation of the provisions of any Environmental Law or in non-compliance with the conditions of any Permit, and there is no pending, or to the Company's knowledge, threatened lawsuit, governmental or other legal action to that effect.

                  4.24.9 Pending Actions. There is not now pending, or to the Company's knowledge, threatened, nor is there or has there been any basis for, nor has there ever been, any Action against the Company under any Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance.

                  4.24.10 Judgments. There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company or the Facilities.

                  4.24.11 Hazardous Substances. There is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from any Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in full compliance with all Environmental Laws and necessary for the operation of the business.

                  4.24.12 Handling of Hazardous Substances. The Company has at all times used, generated, treated, stored, transported, disposed of or otherwise handled Hazardous Substances in compliance with all Environmental Laws and in a manner that will not result in liability of the Company or Buyer under any Environmental Law.

                  4.24.13  Environmental Conditions. Except as set forth on
Schedule 4.24, there are no present or past Environmental Conditions (as defined below) in any way relating to Company, its business or the Facilities. "Environmental Conditions" means the introduction into the soil, groundwater or environment of or near the Facilities (through leak, spill, release, discharge, escape, emission, dumping, disposal or otherwise) of any pollution, including without limitation any contaminant, irritant or pollutant or Hazardous Substance (whether or not upon the property of the business and whether or not such pollution constituted at the time thereof a violation of any Environmental Law) as a result of which either the Company or, after the Closing, Buyer has or may become liable to any federal, state, or local governmental authority or person or by reason of which any of the assets may suffer or be subjected to any lien.

                  4.24.14 CERCLA or RCRA. No current or past use, generation, treatment, transportation, storage, disposal or handling practice of the Company with respect to any

Hazardous Substance has or will result in any liability under the CERCLA or RCRA or any state or local law of similar effect.

                  4.24.15 Storage Tank. Except as set forth on Schedule 4.24, there is not now and has not been at any time in the past any underground or above-ground storage tank at any Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank was not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank, including without limitation any Release from or in connection with the filling or emptying of such tank.

                  4.24.16 Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of the Company, of all environmental audits or assessments which have been conducted at any Facility within the past five years, either by the Company or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which the Company or Sellers have knowledge is included on Schedule 4.24.

                  4.24.17 Indemnification Agreements. The Company is not a party, whether as a direct signatory or, to the Company's knowledge, as successor, assign or third party beneficiary, or, to the Company's knowledge, otherwise bound, to any lease or other Contract under which the Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

                  4.24.18 Releases or Waivers. The Company has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

                  4.24.19  Notices, Warnings and Records. Except as discussed on
Schedule 4.24.19, the Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

                  4.24.20 Former Property. Schedule 4.24.20 lists all real property formerly owned or used by the Company or any of its Subsidiaries, present or former (the "Former Property"), and sets forth the complete legal descriptions thereof.

         4.25     Insurance.


                  4.25.1 Schedule 4.25 describes all policies of insurance (including the insurer, type of insurance and period of coverage) to which the Company is a party or under which the Company or any employee, officer or director of the Company (in his or her capacity as such) is insured. All such policies, together with such self-insurance, (i) provide adequate insurance coverage for the Company, its business, assets and operations for all risks normally insured against by a person or entity carrying on the same business or businesses as the Company, (ii) are sufficient for compliance with all legal requirements and Contracts to which the Company is a party or by which it is bound, and (iii) will continue in full force and effect following the Closing.

                  4.25.2 The Company has not received (i) with respect to any pending insurance claims, any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  4.25.3 The Company has paid all premiums due, and has otherwise performed in all material respects all of its obligations under each insurance policy described above.

                  4.25.4 The life insurance policies of the Company covering the lives of Mr. Addison and Glen Davis have aggregate cash surrender values of approximately $550,000. The Company is the sole beneficiary of such policies.

         4.26 Affiliate Transactions. Except as set forth on Schedule 4.26, no officer or director of the Company, or any Seller, or any member of the immediate family of any such officer, director, or Seller, or any entity in which any of such persons owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) has any agreement with the Company or any interest in any agreement of the Company or in any property (real, personal, or mixed, tangible or intangible) owned or used by the Company or otherwise pertaining to the Company or its business or assets. For purposes of the preceding sentence, the members of the immediate family of an officer or director of the Company or Seller shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or Seller.

         4.27 Disclosure. To the Company's knowledge, neither this Agreement nor any of the Schedules or Exhibits hereto contains or shall contain when delivered at Closing any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         4.28 Confidential Memorandum. The projections contained in the Confidential Memorandum provided by or on behalf of the Company to prospective bidders were made in good faith based upon the reasonable belief of Company management.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         5.1 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

                  5.1.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.1.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and is (and following their execution and delivery by Buyer and the other parties thereto, as applicable, each of the Ancillary Agreements to which Buyer is a party will be) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  5.1.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award binding upon Buyer, or (iii) violate any contract or agreement to which Buyer is a party, in each case to the extent that such violation or conflict would prevent Buyer from consummating the transactions contemplated hereby or result in any liability to Sellers.

                  5.1.4 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the Ancillary

Agreements and the consummation of the transactions contemplated hereby or thereby, except (i) as may be required by Buyer to operate the Company's business after the Closing, (ii) as has been obtained on or prior to the date hereof, or (iii) as required under the HSR Act.

                  5.1.5 No Brokers. Neither Buyer nor any of its respective officers, directors, or employees have employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finders fees, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby for which Sellers or the Company will bear any responsibility.

                  5.1.6 Litigation. No legal action is pending or, to the knowledge of Buyer, threatened against Buyer which seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

                                   ARTICLE VI
               GENERAL COVENANTS OF BUYER, THE COMPANY AND SELLERS

         Buyer, the Company and Sellers each covenant with the others as follows:

         6.1 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from third parties; provided, however, that neither party shall be required to make any material payments, commence litigation or agree to modifications of the terms of Contracts in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C)to effect all necessary registrations and filings, including without limitation required filings under the HSR Act and all other submissions of information requested by governmental authorities, and (D)to fulfill all conditions to this Agreement.

         6.2 ESOP. The ESOP will be continued for the period of the ESOP Escrow. At the election of the ESOP fiduciary, the ESOP may make distributions to participants or, alternatively, enable them to transfer their interests into individual retirement accounts, in each case net of ongoing administrative expenses of the ESOP. All ESOP funds payable to participants or eligible for rollover as provided above will be net of all indebtedness of the ESOP, including the indebtedness totaling approximately $1 million to Sun Trust Bank of Southwest Georgia, which shall be repaid at Closing.

         6.3      Environmental Assessments and Remediation.

                  The Sellers and Buyer will enter into an environmental agreement as of the date hereof, which is incorporated by reference herein (the "Environmental Agreement").

                                   ARTICLE VII
                CONDUCT OF COMPANY AND BUYER PENDING THE CLOSING

         7.1 Company and Seller Covenants. The Company and Sellers hereby jointly and severally covenant and agree that from the date hereof to the Closing Date:

                  7.1.1 Conduct of Business Pending the Closing. Except as specifically contemplated in this Agreement or as disclosed in any schedule hereto, the business of the Company shall be conducted only in, and the Company shall take no action except in, the ordinary course, on an arm's length basis, and in accordance in all material respects with all applicable laws, rules, and regulations; and the Company shall maintain its Facilities and equipment in accordance with past practices; and the Company will not, directly or indirectly, and Sellers will not cause or permit the Company to:

                           (i)      Cancel or terminate or permit to be canceled
or terminated its current insurance (or reinsurance) policies or permit any of the coverage thereunder to lapse, unless simultaneous with such termination, cancellation, or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated, or lapsed policies are in full force and effect;

                           (ii)     Default under any material contract,
agreement, commitment, or undertaking;

                           (iii)    Violate or fail to comply in any material
respect with any laws applicable to it;

                           (iv)     Fail to maintain its assets and properties
in accordance with past practices and as required in any leases or other agreements pertaining thereto;

                           (v)      Enter into or modify any employment,
severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, or severance or termination pay to, any officers, directors, consultants or, except in the ordinary course of business consistent with historical practices, employees, or adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other benefit plan, trust, fund, or group arrangement for the benefit or welfare of any officers, directors, or employees;

                           (vi)     Directly or indirectly enter into or modify
any material contract, agreement, or understanding or enter into any transaction not in the ordinary course of business;

                           (vii)    Cancel, without full payment, any note,
loan, or other obligation owing to the Company, or waive or compromise any right or claim except the write-off of accounts receivable in the ordinary course of business;

                           (viii)   Acquire (by merger, exchange, consolidation,
acquisition of stock or assets, or otherwise) any corporation, partnership, joint venture, or other business organization or division or assets thereof;

                           (ix)     Issue any shares of its capital stock, issue
or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of capital stock or other securities may be issued, or effect any transfer of outstanding shares of its capital stock, including shares of any class that might be directly or indirectly authorized, issued, or transferred from treasury, or otherwise permit the transfer of any outstanding shares of capital stock or declare any dividends or distributions whether in cash, stock or other property;

                           (x)      Incur any indebtedness for borrowed money or
issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice;

                           (xi)     Pay any obligation or liability, fixed or
contingent, except in the ordinary course of business;

                           (xii)    Enter into any transactions with any Seller
or any other Affiliate of the Company, including without limitation Chris-Mar, Inc.;

                           (xiii)   Commit or authorize the occurrence of any
event or the existence of any condition of the type described in Section 4.7 hereof;

                           (xiv)    Commit or otherwise authorize the occurrence
of any of the actions described in the preceding clauses (i) through (xiii).

                  7.1.2 Business Relationships. The Company will exercise its reasonable efforts consistent with its past practice to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group, and maintain satisfactory relationships with suppliers, distributors, customers, and others having business relationships with it.

                  7.1.3    Notification of Certain Matters. The Company shall
(i) confer with representatives of Buyer on a regular basis as reasonably requested by Buyer, (ii) promptly notify Buyer of any Material Adverse Change in the normal course of its business or in the operation of its properties and of any Actions or other governmental or third party complaints, investigations, or hearings (or communications indicating that the same may be contemplated); and
(iii) promptly notify Buyer if the Company shall discover that any representation or warranty made by it or the Sellers in this Agreement was when made, or has subsequently become, untrue in any material respect or if it or they have failed to or will fail to satisfy or perform in any material respect any covenant or agreement of the Company or Sellers contained herein.

         7.2      Certain Closing Covenants.

                  (a) Company and Buyer Covenants. Company shall use its reasonable efforts to cause the conditions specified in Article IX hereof, and Buyer shall use its reasonable efforts to cause the conditions specified in
Article VIII hereof, to be satisfied at or prior to the Closing Date.

                  (b) Sellers' Covenants. Sellers shall use their respective reasonable efforts to (i) cause the conditions to Closing applicable to them to be satisfied and (ii) to cause the Company to satisfy the conditions to Closing applicable to it, in each case on or before the Closing Date.

         7.3 No Negotiations. Neither the Company nor any Seller shall, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate, or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to the sale or other transfer or disposition of the Shares or any liquidation, dissolution, recapitalization, merger, consolidation, or acquisition or purchase of all or a portion of the assets (except sales of inventory in the ordinary course of business) of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Company and Sellers shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry, or contact as Buyer may request.

         7.4 Public Announcements. The parties hereto shall not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents, or customers, with respect to this Agreement and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be withheld unreasonably); provided, however, that Buyer may make any disclosure or announcement of information it is obligated to make pursuant to applicable law or regulation, including any applicable law or regulation of the Nasdaq Stock Market or any other national securities exchange or self regulatory organization, as applicable; provided, further, however, that the Company will have the opportunity to review and provide comments on any such disclosure or announcement prior to its release; and provided further, that Sellers and the Company acknowledge that Buyer is in the process of securing financing for the transaction and has made and will make disclosures to prospective lenders, security holders, bankers, rating agencies and their agents regarding the transaction and the Company.

         7.5 Confidentiality. The parties shall continue to be bound by that Confidentiality Agreement dated October 30, 1997. Notwithstanding the foregoing, the Sellers and the Company consent to the dissemination of relevant information regarding the Company to facilitate financing the transaction contemplated hereby, provided the recipients thereof are bound by appropriate obligations of confidentiality.

                                  ARTICLE VIII
                       CONDITIONS TO SELLERS' OBLIGATIONS

         The obligations of Sellers to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers:

         8.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         8.2 No Proceedings, Litigation or Laws. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Sellers if the transactions contemplated hereunder are consummated. The waiting period under the HSR Act shall have expired or been terminated.

         8.3 Certificates. Buyer shall furnish Sellers with such certificates of Buyer to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Sellers.

         8.4 Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements to which it is a party.

         8.5 Opinion Letter of Buyer's Attorneys. Sellers shall receive an opinion of Snell & Wilmer L.L.P., counsel for Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers, to the effect that:

                  8.5.1 Incorporation. Buyer has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware with corporate power to own or lease its properties and to carry on its business as now conducted.

                  8.5.2 Corporate Power and Authority. Buyer has the necessary corporate power and authority to enter into this Agreement (including the Environmental Agreement) and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement (including the Environmental Agreement) and the Ancillary Agreements to which it is a party have been duly authorized by Buyer, and the Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer.

                  8.5.3 Corporate Action. The Agreement (including the Environmental Agreement) and the Ancillary Agreements to which it is a party constitute the legally valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or applicable state law or equitable principles upon the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) other customary exceptions to enforceability.

                  8.5.4 No Permits Required. No Permit or filing with or consent of any governmental authority or any other person is required for the execution and delivery of this Agreement (including the Environmental Agreement) or the Ancillary Agreements by Buyer or the consummation of the transactions contemplated hereby or thereby, except such as have been obtained or the failure to obtain would not materially adversely affect Buyer's ability to consummate the transactions contemplated hereby.

         8.6 Buyer Corporate Documents. Buyer shall have delivered to Sellers a copy of its Certificate of Incorporation certified by the Delaware Secretary of State, a good standing certificate dated not more than ten days prior to Closing by the Delaware Secretary of State and a copy of the resolutions adopted by Buyer in connection with this Agreement, certified by its corporate secretary.

         8.7 Environmental Agreement. Sellers and Buyer shall have satisfied all conditions to the Environmental Agreement required to be satisfied prior to the Closing and Buyer shall have delivered to Sellers the Environmental Certificate and shall have agreed with Sellers to work plans on or prior to the Closing, each as contemplated by the Environmental Agreements.

                                   ARTICLE IX
                        CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

         9.1 Representations, Warranties and Covenants. All representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Sellers and the Company shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

         9.2 Consents. All Permits and waivers necessary to the consummation of the transactions contemplated hereby and for the continued operation of the business after the Closing by Buyer shall have been obtained including, without limitation (i) all required third party consents, (ii) all required approvals of Buyer's lenders, and (iii) the waiting period under the HSR Act shall have expired or been terminated.

         9.3 No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer if the transactions contemplated hereby are consummated, including without limitation any limitation or restriction on the right or ability of the Buyer to own or transfer the Shares or of the Company to own, possess or transfer its assets after the Closing. There shall not be any statute, rule or regulation that makes the purchase and sale of the Shares or the Company contemplated hereby illegal or otherwise prohibited.

         9.4 Opinions of Counsel. The Company shall have delivered to Buyer opinions of King & Spalding, with respect to the Company and Mr. Addison, and of counsel acceptable to Buyer with respect to the ESOP, as applicable, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that:

                  9.4.1 Incorporation. The Company and its Subsidiaries are validly existing and in good standing under the laws of their respective states of incorporation.

                  9.4.2 Corporate Power and Authority. The Company and the Subsidiaries have the necessary corporate power and authority to enter into this Agreement (including the Environmental Agreement) and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease and operate their assets and properties and to conduct their businesses as presently conducted.

                  9.4.3 Corporate Action. The execution, delivery and performance of this Agreement (including the Environmental Agreement) and the Ancillary Agreements to which the Company, any Subsidiary or ESOP is a party have been duly authorized by all necessary corporate or other action, and this Agreement and the Ancillary Agreements have been duly executed and delivered by the Company, the Subsidiaries, Mr. Addison or the ESOP, as applicable.

                  9.4.4 Obligation of the Company or Sellers. This Agreement (including the Environmental Agreement) and each Ancillary Agreement constitutes a legally valid and binding obligation of the Company, the Subsidiaries, Mr. Addison or the ESOP, as applicable, enforceable against the Company, the Subsidiaries, Mr. Addison or the ESOP in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or applicable state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, and
(iii) other customary exceptions to enforceability.

                  9.4.5 No Breach. Neither the execution and delivery of this Agreement (including the Environmental Agreement) or the Ancillary Agreements by the Company, the Subsidiaries, Mr. Addison or the ESOP, as applicable, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with any provision of the Articles of

Incorporation or Bylaws of the Company or any Subsidiary, or of the charter documents, trust or other organizational or governing instruments or documents of the ESOP.

                  9.4.6 No Permits Required. No Permit or filing with or consent of any governmental authority or any other person is required for the execution and delivery of this Agreement (including the Environmental Agreement) or the Ancillary Agreements by the Company, the Subsidiaries, Mr. Addison or the ESOP, as applicable, or the consummation by the Company, the Subsidiaries, or the Sellers of the transactions contemplated hereby or thereby, except such as have been obtained or the failure to obtain would not materially adversely affect the Company's or the Sellers' ability to consummate the transactions contemplated hereby or thereby.

                  9.4.7 No Actions Pending. To the knowledge of such counsel, except as set forth in this Agreement or the Schedules hereto, no litigation or arbitration proceeding is pending (i) against the Company or its Subsidiaries, or (ii) against any of the officers or directors of the Company or its Subsidiaries as such, or against any trustee or other fiduciary of any Seller that is not a natural person.

                  9.4.8 No Violation of Law. Neither the execution and delivery of this Agreement (including the Environmental Agreement), the ESOP Escrow Agreement, the Environmental Escrow Agreement or any Ancillary Agreement by the Company, the Subsidiaries, Mr. Addison or the ESOP, as applicable, nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any statute, law, ordinance, regulation, rule or, to the knowledge of such counsel, order of any federal or state government or any other federal or state governmental department or agency, or any judgment, decree or order of any court known to such counsel to be applicable to the Company, the Subsidiaries, Mr. Addison or the ESOP.

                  9.4.9 Title to Shares. Based upon a review of the Company's Articles of Incorporation and stock ledger, the authorized capital stock of the Company consists solely of 100,000 shares of common stock, $5.00 par value per share, and the issued and outstanding common stock of the Company consists solely of the Shares, all of which, according to the Company's stock ledger, are owned of record by the Sellers, and, to the knowledge of such counsel, free and clear of all Encumbrances other than restrictions on transfer imposed by the federal and state securities laws. To the knowledge of such counsel, based upon review of applicable stock ledgers, the Company owns all of the capital stock of the Subsidiaries, free and clear of all Encumbrances other than restrictions on transfer imposed by federal and state securities laws. To the knowledge of such counsel, there are no outstanding warrants, options or other rights to acquire, or securities convertible into or exercisable or exchangeable for, shares of capital stock of the Company or any Subsidiary, nor any commitments or agreements by the Company or any Subsidiary to issue any such rights or securities or shares of capital stock.

                  9.4.10 Other Opinions. Such other opinions as any financing source to Buyer may reasonably request and as are customarily provided in transactions of this nature, and such persons shall be entitled to rely upon the opinions of Sellers' counsel hereunder.

         9.5 Certificates. Sellers and the Company shall furnish Buyer with such certificates of Sellers, the officers of the Company and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Buyer.

         9.6 Ancillary Agreements. The ESOP, Mr. Addison, Glen Davis, Sam Mahdavi and Mike Phagans, as appropriate, shall have entered into the Ancillary Agreements.

         9.7 Release of Encumbrances. The Company shall have filed or recorded (where necessary) and delivered to Buyer all documents necessary to release the Shares and assets of the Company from all Encumbrances (except for Encumbrances permitted under Section 4.9), which documents shall be in a form reasonably satisfactory to Buyer's counsel.

         9.8 No Material Changes. Except as otherwise approved by Buyer, there shall not have been any Material Adverse Change in the Company since the date of this Agreement, except changes in condition having an industry-wide effect.

         9.9 Corporate/Fiduciary Documents. Buyer shall have received from the Company resolutions adopted by its board of directors and from the ESOP such documents as it reasonably deems appropriate approving this Agreement and the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby.

         9.10 Environmental Agreement. Sellers and Buyer shall have satisfied all conditions in the Environmental Agreement required to be satisfied prior to the Closing and Buyer shall have delivered to Sellers the Environmental Certificate and shall have agreed with Sellers to work plans on or prior to the Closing, each as contemplated by the Environmental Agreement.

         9.11 Financing. Seller, the Company, their counsel and accountants shall have provided such materials, opinions or certificates as reasonably requested by Buyer and as are customarily provided in transactions of this nature to facilitate financing of the transaction contemplated hereby.

         9.12 Financial Statement Deliveries. The Company shall have provided Buyer with (a) consolidated audited and unaudited interim financial statements that satisfy applicable regulations of the Securities and Exchange Commission ("SEC"), and the Company's independent accountants shall have agreed to consent to inclusion of their reports on such audited financial statements in the filings made by Buyer with the SEC and to deliver appropriate "comfort letters", and (b) the Closing Date Balance Sheet. The financial statements described in subsection (b) shall be subject to the representations and warranties of Section 4.6 of this Agreement.

         9.13 Chris-Mar, Inc. All agreements and arrangements, whether written or oral, by and between the Company and any of its Affiliates, on the one hand, and Chris-Mar, Inc. and its subsidiaries and Affiliates, on the other hand, shall have been terminated on terms and conditions reasonably acceptable to Buyer, all amounts payable by or to either party by the other will have been paid and fully settled, all rights and assets of Chris-Mar, Inc. related to the business that Chris-Mar, Inc. conducted on behalf of the Company shall have been transferred to the Company, and all inventory purchased by Chris-Mar, Inc. for the Company shall be in the possession of the Company and appropriately accounted for.

         9.14 Mahdavi Option. Arrangements suitable to the parties shall have been made between the Company and Sam Mahdavi to extinguish stock options currently held by him to acquire ten percent of the capital stock of Quincy Joist Company (the "Mahdavi Option"), at no post-closing cost or obligation to the Company (including any Subsidiary) or Buyer.

         9.15 Affiliate Loans. All indebtedness owed to the Company by any Seller, or Affiliates of the Company or Sellers, shall have been paid and satisfied in full.

         9.16 Affiliate Transactions. Each of the transactions and agreements described in Sections 12.1 and 12.2 shall have been agreed to on terms and conditions acceptable to the parties.

         9.17 Resignations. Except as provided in the Ancillary Agreements, the officers and directors of the Company (including its Subsidiaries) shall have resigned from such offices, and the officers and directors shall have released the Company from all liabilities up through Closing.

         9.18 Repayment of Indebtedness. All long-term debt of the Company and the ESOP shall have been repaid and all pledges and guaranties related thereto shall have been released, or will be repaid and released concurrently with the Closing.

         9.19 Real Property. Buyer shall be satisfied with the status of title to and zoning of the Real Property.

         9.20 Spousal Release. The spouse of Mr. Addison shall have acknowledged that, or Buyer shall have received the opinion of King & Spalding to the effect that, she has no interest in the Shares, the Company or any Subsidiary, or their respective properties and assets.

         9.21 Escrow. The Escrow Agreement shall have been entered into among the Buyer, the ESOP, and the Escrow Agent.

         9.22 Sale of Non-Business Assets. The Bullard Note, Mahdavi Note and the Smith Note shall have been paid off or sold at the remaining principal amount together with all accrued interest, fees and costs.

                                    ARTICLE X
                      RISK OF LOSS; CONSENTS TO ASSIGNMENT

         10.1 Risk of Loss. From the date hereof through the Closing, all risk of loss or damage to the Company, its business or assets shall be borne by the Company. If any material portion of the property is destroyed or damaged by fire or any other cause on or prior to the Closing, other than use, wear or loss in the ordinary course of business, the Company shall give written notice to Buyer as soon as practicable after discovery of such damage or destruction, the amount of insurance, if any, covering such property and the amount, if any, which the Company is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to the Company within ten (10) calendar days after receipt of the Company's notice or if there is not ten (10) calendar days prior to the Closing, as soon as practicable prior to the Closing, of (a) accepting the business in its destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss pursuant to
Section 11.2.1, and the full Purchase Price shall be paid for such Company, (b) reducing the Purchase Price by the amount allocated to such business or property, as mutually agreed between the parties or (c) terminating this Agreement in accordance with Section 13. If Buyer acquires the Shares, then after the Closing any insurance or other proceeds shall belong to the Company.

                                   ARTICLE XI
                 REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         11.1 Survival of Representations, Etc. The representations, warranties, covenants and agreements of Sellers, the Company, and Buyer contained in this Agreement and the certificates delivered hereunder shall survive the consummation of the transactions contemplated hereby and the Closing Date, without regard to any investigation made by any of the parties hereto; provided, however, the representations and warranties of the Company shall terminate as of the Closing.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.



[*] There shall be no limitation in respect of any Claim based upon fraud or intentional misrepresentation or omission. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

         11.2     Indemnification.

                  11.2.1 By Sellers. Sellers shall indemnify, defend, save and hold harmless Buyer, its Affiliates and subsidiaries (including the Company from and after the Closing Date), and its and their respective Representatives, from and against any and all claims, damages, costs, losses (including without limitation diminution in value), Taxes, liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees, experts' fees and all amounts paid in investigation, defense, audit or settlement of any of the foregoing, net of any insurance payments under the Company's insurance policies in effect at or prior to the Closing with respect thereto (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any inaccuracy of any representation or warranty, made by the Company or Sellers in this Agreement or in any agreement or certificate delivered hereunder; (ii) any breach of any covenant or agreement made by the Company or Sellers in this Agreement or any agreement or certificate delivered hereunder; (iii) the Actions disclosed in
Schedule 4.15 to the extent that Damages exceed recoveries; or (iv) the Former Property and Plantation Assets.

                  11.2.2 By Buyer. Buyer shall indemnify and save and hold harmless Sellers, their Affiliates (other than the Company) and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) the inaccuracy of any representation or warranty made by Buyer in this Agreement or in any agreement or certificate delivered hereunder; or (ii) any breach of any covenant or agreement made by Buyer in this Agreement or any agreement or certificate delivered hereunder.

                  11.2.3 Cooperation. In connection with third party Actions, the indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost (except as provided in Section 11.2.5 hereof), participate in the investigation, trial and defense of such Action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

                  11.2.4 Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought here under. The Claim Notice shall include the amounts the indemnified party believes in good faith are subject to indemnification and a brief basis of the claim. The indemnified party may revise its estimate of any claim by notice to the other party.

                  11.2.5 Third Party Claims. If any Action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with Action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of Action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which case the indemnified party shall be able to retain its own counsel at the reasonable expense of the indemnifying party), and
(iii) to compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Action will occur on or at any Facility or is reasonably expected to have a Material Adverse Effect on the indemnified party's business operations, then, notwithstanding the foregoing, the

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.



indemnified party shall be entitled to control such remediation or resolution, including without limitation to take control of the defense and investigation of such Action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Action. If the indemnifying party fails to assume the defense of such Action within fifteen (15) calendar days after receipt of the written notice, the indemnified party against which such Action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Action on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the Action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. Pursuant to Sections 11.2.1 or 11.2.2, as applicable, the indemnifying party shall be liable for any settlement of any Action effected pursuant to and in accordance with this Section 11.2.5 and for any final judgment (subject to any right of appeal).

                  11.2.6   Limits on Indemnity and Rights of Offset.

                           (i)     [*]      Notwithstanding the preceding
sentence, the foregoing limitation shall not apply with respect to (A) Claims arising out of a breach of a representation or warranty contained in Sections 4.5, 4.9, 4.10.2, 4.21 and (with regard to the Former Property and the Pinewood Assets) 4.24, (B) any Claims based on fraud or intentional misrepresentation or omission of any Seller or the Company (collectively, the "Excluded Claims"), or
(C) the Purchase Price adjustments set forth in Section 2.4.

                           (ii)     All claims by Buyer for indemnification and
Purchase Price adjustments against Sellers shall be satisfied first by set off against the outstanding principal amount of the Holdback Note and the ESOP
Escrow.   [*]

                           (iii)    Subject to the last sentence of Section
13.13, the indemnification provided for in this Article XI and the provisions of the Environmental Agreement are the sole remedies available to Buyer for claims against Sellers arising out of the transactions contemplated by this Agreement.

                                   ARTICLE XII
                 ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING

         12.1 Automobiles. Immediately after the Closing, Mr. Addison shall purchase the five (5) automobiles listed on Schedule 12.1 for an aggregate purchase price of $92,500, plus any sales, use, exercise, transaction privilege or similar tax imposed thereon.

         12.2 Pinewood Plantation. Immediately after the Closing, the Company shall sell to Mr. Addison, and Mr. Addison shall acquire from the Company, all of the assets, properties, and liabilities (on and off balance sheet, absolute, accrued, contingent or otherwise, including without limitation Tax and environmental) comprising and related to the Company's Pinewood Plantation facility and related farm equipment located in Albany, Georgia (the "Plantation Assets"), at a purchase price equal to $2.78 million. Attached hereto as Schedule 12.2 is a related depreciation schedule. The purchase price shall be paid in cash or other immediately available funds. The Company shall sell and transfer the Plantation Assets to Mr. Addison "as is" and without any representations or warranties. Mr. Addison hereby agrees to indemnify, hold harmless and defend the Buyer for any tax or other liabilities arising out of the sale of the automobiles or Plantation Assets, as described in Section 12.1 and 12.2.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 Termination. This Agreement may be terminated at any time prior to Closing:

                  13.1.1   By mutual written consent of Buyer and the Sellers;

                  13.1.2 By Buyer or Sellers if the Closing shall not have occurred on or before June 14, 1998; provided, however, that this provision shall not be available to Buyer if Sellers have the right to terminate this Agreement under Section 13.1.4, and this provision shall not be available to Sellers if Buyer has the right to terminate this Agreement under Section 13.1.3;

                  13.1.3 By Buyer if there is a material breach of any representation or warranty of Sellers or the Company of any covenant or agreement to be complied with or performed by Sellers or the Company pursuant to the terms of this Agreement or the failure of a condition set forth in Article IX to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Sellers or the Company have not had an adequate opportunity to cure such failure by such time; or

                  13.1.4 By Sellers if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Sellers) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date; provided that Sellers may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure by such time.

         13.2 In the Event of Termination. In the event of termination of this Agreement:

                  13.2.1 Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                  13.2.2 No party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in Sections
7.5 or this Section 13.2.2, and except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive or other equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

         13.3 Cooperation and Records Retention. Sellers, the Company and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination, and
(iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period.

         13.4 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Parent or Buyer may, without such consent, assign all such rights to any lender as collateral security, and Buyer may assign all such rights and obligations to a wholly-owned subsidiary or subsidiaries of Buyer (or a partnership controlled by Buyer) which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except pursuant to Article XI, no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         13.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company, addressed to:

                  Addison Structural Services, Inc.
                  1920 Ledo Road
                  P.O. Box 3629
                  Albany, Georgia 31706

with a copy to:

                  Michael J. Egan III Esq.
                  King & Spalding
                  191 Peachtree Street, N.E.
                  Atlanta, Georgia 30303-1763

If to Sellers, addressed to:

                  Mr. E.C. Addison
                  112 Hidden Lakes Drive
                  Albany, Georgia 31707

with a copy to:

                  Michael J. Egan III, Esq.
                  King & Spalding
                  191 Peachtree Street, N.E.
                  Atlanta, Georgia 30303-1763

If to ESOP, addressed to:

                  Addison Structural Services, Inc. Leveraged
                     Employee Stock Ownership Plan
                  Attn: Mr. Glenn A. Kirbo
                  Kirbo, Kirbo & Finney
                  1111 Eighth Avenue
                  Albany, Georgia 31707

If to Buyer, addressed to:

                  Mr. Scott A. Schuff
                  President and Chief Executive Officer
                  Schuff Steel Company
                  420 South 19th Avenue
                  Phoenix, Arizona 85009

with a copy to:

                  Steven D. Pidgeon, Esq.
                  Snell & Wilmer, L.L.P.
                  One Arizona Center
                  Phoenix, Arizona 85004

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         13.6 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Georgia (without reference to the choice of law provisions thereof), except with respect to matters of law concerning the internal affairs of any person (other than a natural person) which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective person derives its powers shall govern.

         13.7 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto and the Ancillary Agreements, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         13.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.9 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. All such expenses of the ESOP, in addition to those related to its administration and termination, shall be borne by the ESOP.

         13.10 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         13.11 Titles. The titles, captions or headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         13.12    Cumulative Remedies. Subject to provisions of Article XI and
Section 13.13, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Nothing herein shall limit a party's rights to seek equitable relief, including specific performance or injunctive relief, or limit Buyer's rights or remedies under the confidentiality and non-compete provisions of the Consulting and Noncompetition Agreement.

         13.13 Arbitration. Except as specifically provided herein, any controversy arising after the Closing out of or relating to this Agreement (excluding for purposes of this Section 13.13, the Employment and Consulting and Non-Competition Agreements, forms of which are attached as Exhibits hereto), or relating to the breach hereof, shall be settled by arbitration conducted in Kansas City, Missouri in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (except as otherwise expressly provided in this Agreement). The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on their respective behalf, where appropriate by their respective officers or fiduciaries thereunto duly authorized, all as of the day and year first above written.

                              Addison Structural Services, Inc.

                              By:__________________________________
                              Name:________________________________
                              Its:_________________________________

                                                                 (the "Company")

                              Schuff Steel Company

                              By:__________________________________
                              Name:________________________________
                              Its:_________________________________

                                                                       ("Buyer")



                              _____________________________________
                              E. C. Addison


                              Addison Structural Services, Inc. Leveraged
                              Employee Stock Ownership Plan

                              By:__________________________________

                              Its:_________________________________

                                                                     ("Sellers")

                                    SCHEDULES

List of Subsidiaries ..........................................        4.2
Capital Stock .................................................        4.2
Authorization .................................................        4.3
No Violation; Consents ........................................        4.4
Capitalization ................................................        4.5
Financial Statements ..........................................        4.6
No Change in the Assets .......................................        4.7
Assets; Absence of Encumbrances ...............................        4.9
Description ...................................................        4.10
Title .........................................................        4.10
Leases ........................................................        4.10.3
No Unpaid Charges .............................................        4.10
Receivables ...................................................        4.11
Contracts .....................................................        4.13
Litigation ....................................................        4.15
Labor Matters .................................................        4.16
Compliance with Laws ..........................................        4.17
No Brokers ....................................................        4.18
Proprietary Rights ............................................        4.20
Royalties and Licenses ........................................        4.20
Filing of Tax Returns; Payment of Taxes .......................        4.21.1
Taxing Jurisdictions ..........................................        4.21.2
General Tax Matters ...........................................        4.21.3
Tax Attributes ................................................        4.21.4
Copies of Tax Returns .........................................        4.21.5
Employees and Employee Benefits ...............................        4.22
Compliance With Environmental Laws ............................        4.24
Permits .......................................................        4.24
Environmental Conditions ......................................        4.24
Storage Tank ..................................................        4.24
Environmental Audits or Assessments ...........................        4.24
Notices, Warnings and Records .................................        4.24.19
Former Property ...............................................        4.24.20
Insurance .....................................................        4.25
Affiliate Transactions ........................................        4.26


* The registrant hereby agrees to furnish the above Schedules to the Securities and Exchange Commission upon request.